Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-102122
April 11, 2007
Confidential Draft Term Sheet
Cell Genesys, Inc.

Issuer:	Cell Genesys, Inc., a Delaware corporation (the “Company”).

Securities Offered:	Units consisting of one share of common stock and a warrant to purchase 0.20 of a share of common stock.

Maximum Number of Units	10,810,811

Price per Unit	$5.55

Subscription:	The Company and each investor participating in the offering shall execute a Subscription Agreement in substantially the form attached hereto.

Risk Factors:	The securities offered involve a high degree of risk. See the disclosure relating to the risks affecting the Company set forth in the documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended.

Nasdaq Global Market Symbol:	CEGE

Placement Agent:	The Company has engaged Credit Suisse Securities (USA) LLC to act as lead placement agent and Needham & Company, LLC, Canaccord Adams Inc. and Cantor Fitzgerald & Co. to act as co-placement agents in connection with the offering.
     The Company has filed a registration statement (Registration No. 333-102122, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement relating to this financing and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or Credit Suisse Securities (USA) LLC will arrange to send you the base prospectus, the prospectus supplement and any other offering documents if you request them by calling (1-800-221-1037).